As filed with the Securities and Exchange Commission on January 14, 1997
                                                     Registration No. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                  Containing a Reoffer Prospectus on Form S-3
                     Industri-Matematik International Corp.
             (Exact name of registrant as specified in its charter)

            Delaware                                   No. 51-0374596
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                              Kungsgatan 12-14
                                  Box 7733
                              103 95 Stockholm
                                   Sweden
                             (011) (468) 676-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ----------------

        Industri-Matematik International Corp. Restricted Stock Program
            Industri-Matematik International Corp. Stock Option Plan
                           (Full title of the plans)

                              ----------------

                           Marvin S. Robinson, Esq.
                       Tannenbaum Dubin & Robinson, LLP
                          1140 Avenue of the Americas
                           New York, New York 10036
                                (212) 302-2900
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                    Copy to:
                            Donald J. Guiney, Esq.
                      Brobeck Hale and Dorr International
                                 Veritas House
                             125 Finsbury Pavement
                           London EC2A 1NQ, England
                           (011) (44) (171) 638-6688

                              ----------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
================================================================================
                                              Proposed   Proposed
                                              Maximum     Maximum
       Title of Each                Amount    Offering   Aggregate   Amount of
    Class of Securities             to be     Price Per   Offering  Registration
     to be Registered             Registered    Share      Price        Fee
--------------------------------------------------------------------------------
Industri-Matematik International
 Corp. Restricted Stock Program   1,066,995   $2.00/(1)/  $ 2,133,990     $647
                                 -----------------------------------------------
Common Stock (Par Value $0.01)       90,000   $2.50/(1)/     $225,000      $68
                                 -----------------------------------------------
                                     49,995   $3.33/(1)/     $166,483      $51
--------------------------------------------------------------------------------
Industri-Matematik International
 Corp. Stock Option Plan            939,975   $2.00/(2)/  $ 1,879,950     $570
                                 -----------------------------------------------
Common Stock (Par Value $0.01)      205,000   $9.00/(2)/  $ 1,845,000     $559
                                 -----------------------------------------------
                                  1,855,025  $11.94/(3)/  $22,148,998   $6,712
--------------------------------------------------------------------------------
TOTAL:                            4,206,990                             $8,607
================================================================================

-----------------

(1) All such shares have been issued pursuant to the Company's Restricted Stock Program at the indicated offering price per share.

(2) All such shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Regulation C, Rule 457(h)(1) under the Securities Act of 1933, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(3) The price of $11.94 per share, which is the public offering price of the Common Stock of the registrant based upon the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Market on January 10, 1997, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(c) and (h) and has been used only for those shares without a fixed exercise price.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1933, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Centre, Suite 1300, New York, New York 1048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is quoted on the Nasdaq National Market and such material may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 200006.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus and any registration statement containing this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference in the information that this Prospectus and any registration statement containing this Prospectus incorporates). Such requests should be made to Lars-Goran Peterson, Industri-Matematik International Corp., Kungsgatan 12-14, Box 7733, 103 95 Stockholm, Sweden (telephone 011 (46) (8) 676-5000), which address and telephone number are those of the Company's principal office.

                                EXPLANATORY NOTE

  This Registration Statement has been prepared in accordance with the requirements of Form S-8 which relates to the Company's Common Stock offered pursuant to the Company's Restricted Stock Program and Stock Option Plan. This Registration Statement also includes a Prospectus prepared in accordance with the requirements of Part I of Form S-3 which relates to the reoffer or resale by Selling Stockholders of certain shares of the Registrant's Common Stock covered by the Prospectus prepared in accordance with the requirements of Form S-8.

PROSPECTUS
----------


                    INDUSTRI-MATEMATIK INTERNATIONAL CORP.


                                4,206,990 Shares


                                 COMMON STOCK


                            $.01 par value per share

     This Prospectus relates to the offer and sale of 4,206,990 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of Industri-Matematik International Corp. (the "Company" or "IMI") which may be offered hereby from time to time by any or all of the selling stockholders named herein (the "Selling Stockholders") for their own benefit. The Company will not receive any of the proceeds from the sale of the Shares of Common Stock by the Selling Stockholders.

  The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "IMIC".

        The Common Stock offered hereby involves a high degree of risk.
                              See "Risk Factors".



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
        EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
               THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     No person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not be lawfully made.



                The date of this Prospectus is January 14, 1997

                                  THE COMPANY

     The Company's principal offices are located at Kungsgatan 12-14, P.O. Box 7733, S-103 95 Stockholm, Sweden, and its telephone number is (46) 8 676-5000.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.

     No Assurance of Profitability; Accumulated Deficit.   The Company has
incurred significant net losses at various times since its inception, including losses of $5.7 million and $6.4 million for fiscal 1994 and 1995, respectively, and a loss of $1.1 million for the three months ended July 31, 1996. At July 31, 1996, the Company had an accumulated deficit of $11.9 million. Although the Company achieved net income of $1.8 million for the year ended April 30, 1996, there can be no assurance that the Company will continue to be profitable in any future period and recent operating results should not be considered indicative of future financial performance. The Company plans to increase expenditures in order to fund the continued expansion of its worldwide operations, including greater levels of product development and larger and more geographically dispersed sales, support, service and marketing organizations. Although the Company believes such expenditures ultimately will improve the Company's operating results, to the extent such expenditures are incurred and revenues do not correspondingly increase, the Company's operating results will be materially and adversely affected. Future operating results will depend on many factors, including the growth of the demand chain management software market, market acceptance of System ESS or enhanced versions thereof, competition, the success of the Company's expansion of its sales, support, service and marketing organizations, general economic conditions and other factors. No assurance can be given that the Company will be profitable in future periods.

     Significant Fluctuations in Quarterly Operating Results and Seasonality;
Potential Quarterly Losses.   The Company has experienced, and expects to
continue to experience, significant fluctuations in quarterly operating results that may be caused by many factors, including, among others: the size and timing of orders for the Company's products; the lengthy sales and implementation cycle for the Company's products, and delays in the implementation process; introduction or enhancement of products by the Company or its competitors; changes in pricing policy of the Company or its competitors; increased competition; technological changes in computer systems and environments; the ability of the Company to timely develop, introduce and market new products and new versions of existing products; quality control of products sold; market readiness to deploy demand chain management products for distributed computing environments; market acceptance of new products and product enhancements; seasonality of revenue; customer order deferrals in anticipation of new products and product enhancements; the Company's success in expanding its sales, support, service and marketing organizations; personnel changes; fluctuations in foreign currency exchange rates; mix of licence and service and maintenance revenues and general economic conditions. Because a significant portion of the Company's revenues has been, and the Company believes will continue to be, derived from large orders, the timing of orders and their fulfillment has caused, and is expected to continue to cause, material fluctuations in the Company's operating results, particularly on a quarterly basis. In addition, the Company intends to continue to expand its direct sales force, and the timing of such expansion and the rate at which new sales people become productive could also cause material fluctuations in the Company's quarterly operating results. As a result of these and other factors, the Company believes that period-to-period quarterly comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

     The Company's quarterly operating results are also subject to certain seasonal fluctuations. The Company's revenues, particularly its license revenues, are typically strongest in its third and fourth fiscal quarters ended January 31 and April 30, respectively, and weakest in its first and second fiscal quarters ended July 31 and October 31, respectively. The Company's revenues and operating results in its third fiscal quarter typically benefit from purchase decisions made by the large concentration of customers with calendar year-end budgeting rules, while revenues and operating results in its fourth fiscal quarter typically benefit from the efforts of the Company's sales force to meet fiscal year-end sales quotas. Like many enterprise application software vendors with large average order sizes, the Company's revenues and operating results are typically lower in its first and second fiscal quarters, as the Company's sales force initiates sales activity directed to achieving fiscal year-end goals. In addition, the Company's first and second fiscal quarters include the months of July and August, when both sales and billable customer services activity, as well as customer purchase decisions, are reduced, particularly in Europe, due to summer vacation schedules. As a result of these seasonal factors, the Company historically has experienced operating losses in its first and/or second fiscal quarters and may continue to experience losses in such quarters in the future.

     The Company's future quarterly revenues are difficult to forecast in part because the demand chain management software market is an emerging market that is subject to rapid change. Further, because the Company generally ships software products within a short period after receipt of an order, it typically does not have a material backlog of unfulfilled orders. License revenues in any quarter are substantially dependent on orders booked and shipped in that quarter and cannot be predicted with any degree of certainty. In addition, the Company typically recognizes a significant portion of license revenue in the last two weeks of a quarter. Any significant shortfall of license revenues in relation to the Company's expectations or any material delay of customer orders would have an immediate adverse effect on its business, operating results and financial condition. Due to the foregoing factors, it is possible that in future periods the Company's revenues and thus its operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock could be materially and adversely affected.

     Lengthy Sales and Implementation Cycle; Increasing Size of Orders.   The
sale and implementation of the Company's products generally involves a significant commitment of resources by prospective customers. During fiscal 1996, license fees for System ESS generally ranged from $0.5 million to $3.0 million, and averaged $1.5 million. The Company expects that license fees will continue to increase in size and the implementation of the Company's products will become more complex as System ESS is used to manage larger and more geographically dispersed installations. As a result, the Company's sales process often is subject to delays associated with lengthy approval processes attendant to significant capital expenditures. For these and other reasons, the sales cycle associated with the license of the Company's products varies substantially from customer to customer and typically lasts between six and 12 months, during which time the Company may devote significant time and resources to a prospective customer, including costs associated with multiple site visits, product demonstrations and feasibility studies, and experience a number of significant delays over which the Company has no control. Any significant or ongoing failure by the Company to ultimately achieve such sales could have a material adverse effect on the Company's business, operating results and financial condition. In addition, following license sales, the implementation of System ESS typically involves six to 12 months for customer training and integration of System ESS with the customer's other existing systems. The Company may provide such post delivery implementation services pursuant to a separate service agreement. A successful implementation requires a close working relationship between the Company, the customer and, generally, third party consultants and systems integrators who assist in the process. There can be no assurance that delays in the implementation process of System ESS for any given customer will not have a material adverse effect on the Company's business, operating results and financial condition.

     Dependence upon Successful Expansion of Sales, Support, Service and
Marketing Organizations.   The Company's future success depends upon the
successful expansion of its sales, support, service and marketing organizations and its ability to establish indirect distribution channels, including resellers, systems solution vendors, application software vendors and systems integrators. The Company currently plans to increase significantly its expenditures, to expand its direct sales force in the United States, Europe and Asia Pacific and elsewhere, to develop additional indirect distribution channels and to expand significantly its customer service and support organizations which are required to support increased license sales. Although the Company believes that such expenditures ultimately will improve the Company's operating results, to the extent such expenditures are incurred and revenues do not correspondingly increase, the Company's operating results will be materially and adversely affected. Further, if the Company is unable to expand its sales, support, service and marketing organizations and develop additional distribution channels on a timely basis, the Company's business, operating results and financial condition could be materially and adversely affected.

     Risks Associated with Expanding United States Operations; Implementation
Risks.   In fiscal 1995 the Company commenced a major investment program in the
United States, establishing a management team and increasing the number of sales, support, service and marketing personnel in the United States, which grew from 37 people at April

30, 1995 to 70 people at July 31, 1996, and which is expected to continue to grow substantially in the remainder of fiscal 1997. Due to the lengthy sales and implementation cycles of System ESS, such investment program has resulted to date in a limited number of fully operational installations of its System ESS products at customer sites in the United States, and therefore only a limited number of reference customers in the United States. The Company recently entered into major license agreements with several United States customers, including Kellogg Company, Canon U.S.A., Inc. and Hormel Foods Corporation, many of which are continuing to implement the Company's products, and some of these customers are only in the early stage of implementation. If the Company were to experience significant implementation problems at these or other customer sites, it could significantly and adversely impact future sales and operating results. In addition, in order to support the anticipated growth of the Company's business in the United States market, the Company is incurring significant costs to build a corporate infrastructure ahead of anticipated revenues. This includes developing experienced resources, through both internal hiring and establishing relationships with third party implementation providers, which are necessary to support customer installations of System ESS and provide other customer services. Most of the Company's senior management and customer service and support, product development and finance and administration personnel and related activities are located in Sweden. As a result of this expansion in the United States, the Company, particularly its Swedish-based management team, must continue to implement and improve its operational and financial control systems and expand, train and manage its employee base and relationships with third party implementation services. These factors have placed, and are expected to continue to place, a significant strain on the Company's management and operations. There can be no assurance that the Company's United States operations will be successful or that the Company will be able to manage effectively an increased level of operations in the United States. Any lack of success in the United States market or inability to manage these activities effectively could have a material adverse effect on the Company's business, operating results and financial condition.

     Risks Associated with Multinational Operations.   The Company's products
currently are marketed in the United States, Sweden, the United Kingdom and approximately 15 other countries world-wide. During fiscal 1996, approximately 66% of the Company's total revenues were derived from sales outside of Sweden, principally in the United States and, to a lesser extent, the United Kingdom, and the Company expects that sales in the United States, the United Kingdom other European countries, Asia Pacific and elsewhere outside of Sweden will continue to be significant in the future as the Company expands the implementation of its products across multinational companies. Such international expansion may require that the Company establish additional offices and hire additional personnel outside Sweden and recruit additional international resellers. This may require significant management attention and financial resources and could adversely affect the Company's operating margins and ability to achieve and sustain profitability. To the extent the Company is unable to effect these additions efficiently and in a timely manner, its growth, if any, in international sales will be limited, and the Company's business, operating results and financial condition could be materially and adversely affected. Further, the Company intends to expand its international operations by increasing the number of direct customer support personnel in existing markets and additional international markets. Accordingly, the Company's business, and its ability to expand its operations internationally, is subject to risks inherent in international business activities, including, in particular, general economic conditions in each country, foreign currency exchange rate fluctuations, overlap of different tax structures, management of an organization spread over various countries, unexpected changes in regulatory requirements, compliance with a variety of foreign laws and regulations, and longer accounts receivables payment cycles in certain countries. Other risks associated with international operations include import and export licensing requirements, trade restrictions and changes in tariff rates. There can be no assurance that any of the foregoing factors will not have a material adverse effect on the Company's ability to expand its international operations and, in general, its business, operating results and financial condition.

     Management of Growth.   The Company currently is experiencing a period of
rapid growth that has placed and is expected to continue to place a strain on the Company's administrative, financial and operational resources. The Company increased the size of its direct sales force from 18 people at April 30, 1995 to 31 people at July 31, 1996 and the number of customer service and support personnel from 131 people at April 30, 1995 to 177 people at July 31, 1996. The Company plans to continue to expand internationally and to continue to increase the number of its sales, support, service and marketing and customer support personnel significantly in the remainder of fiscal 1997, which planned expansion, if achieved, would place a further strain on the Company's resources and increase operating costs. The Company's ability to manage its staff and growth effectively will require it to continue to improve its operations, financial and management controls, reporting systems and procedures, to train, motivate and manage its employees and, as required, install new management information and control systems. There can be no assurance that the Company will implement improvements to such management information and control systems in an efficient and timely manner or that, if implemented, such improved systems will be adequate to support the Company's operations. Any inability of the Company to successfully manage future expansion, if any, could have a material adverse effect on the Company's business, financial condition or operating results.

     Dependence on and Need to Hire Additional Personnel in All Areas.   The
Company's future performance depends in part upon the continued service of its key members of management, as well as sales, support, service and marketing and product development personnel. The Company does not have, and does not intend to obtain, key man life insurance on any of its executive management personnel. The loss of one or more of the Company's key personnel could have a material adverse effect on the Company's business, operating results and financial condition. The Company believes its future success will depend in part upon its ability to attract and retain highly skilled management, sales, support, service and marketing and product development personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain its key employees or that it will be successful in attracting, assimilating and retaining such personnel in the future. Failure to attract, assimilate and retain key personnel could have a material adverse effect on the Company's business, operating results and financial condition.

     Reliance on and Need to Develop Additional Relationships with Third Parties. The Company relies on informal arrangements with a number of consulting and systems integration firms to enhance its sales, support, service and marketing efforts, particularly with respect to implementation and support of its products as well as lead generation and assistance in the sale process. Such firms include Computer Sciences Corporation, Computer Task Group Limited and SHL Systemshouse, Inc. in the United States and Hoskyns Group plc, Unisys Norge A/S and ECsoft Group plc in Europe. The Company expects to continue to rely significantly upon such third parties for marketing and sales, lead generation, product implementation, customer support services and end user training. The Company will need to expand its relationships with these parties and enter into relationships with additional third parties in order to support revenue growth. Many such firms have similar, and often more established, relationships with the Company's principal competitors. There can be no assurance that these and other third parties will provide the level and quality of service required to meet the needs of the Company's customers, that the Company will be able to maintain an effective, long term relationship with such third parties, or that such third parties will continue to meet the needs of the Company's customers. If the Company is unable to develop and maintain effective relationships with these and other third parties, or if such parties fail to meet the needs of the Company's customers, the Company's business, operating results and financial condition could be adversely affected. Further, there can be no assurance that these third party implementation providers, many of which have significantly greater financial, technical, personnel and marketing resources than the Company, will not market software products in competition with the Company in the future or will not otherwise reduce or discontinue their relationships with or support of the Company and its products.

     Relationship with Oracle Corporation.   The Company has an informal joint
marketing and sales arrangement with Oracle Corporation ("Oracle") pursuant to which the two companies jointly market to potential customers in the consumer packaged goods market. Pursuant to this arrangement, the Company pays to Oracle a percentage of the Company's license revenue from customers in the consumer packaged goods market to whom licenses are jointly marketed by Oracle and the Company. This fee is not payable with respect to certain specified customers or potential customers with whom the Company has had previous contact. For the fiscal year ended April 30, 1996, 58% of the Company's license revenues and 24% of the Company's total revenues was derived from six customers introduced to the Company by Oracle pursuant to this arrangement. Because the Company does not have a formal written agreement with Oracle, neither party is legally bound to maintain the arrangement on its current terms, or at all. As such, the Company's operating results depend to a large extent upon the effectiveness of Oracle's efforts under such arrangement, which the Company cannot control. Accordingly, there can be no assurance that Oracle will not market software products (including software applications developed by Oracle) in competition with the Company either currently or in the future or that Oracle will not otherwise curtail or discontinue its relationship with the Company or cease recommending the Company and its products to potential customers, any of which could have a material adverse effect on the business, operating results and financial condition of the Company. The Company believes that its relationship with Oracle is beneficial to the Company, and the parties have commenced discussions concerning the formalization of their relationship in a written contract. The Company anticipates that, if concluded, such written contract may provide for Oracle to receive, in certain geographic markets, a higher proportion of license revenue from System ESS if Oracle's responsibility for sales and marketing activities in such geographic markets increases. The Company intends to limit such arrangement, if formalized, to the consumer packaged goods market, in which Oracle would market System ESS as part of a suite of Oracle and other third party applications. There can be no assurance that the Company will successfully conclude a formal agreement with Oracle or that such formal agreement, if concluded, will be on terms favorable to the Company.

     Competition.   The Company's products are targeted at the emerging market for demand chain management software products, which is intensely competitive and characterized by rapid technological change. The Company's competitors are diverse and offer a variety of solutions directed at various segments of the supply and demand chain as well as the enterprise as a whole. These competitors include (i) enterprise application software vendors, such as SAP AG ("SAP"), which currently offer sophisticated client/server enterprise resource planning ("ERP") solutions, (ii) companies offering standardized or customized products on mainframe and/or mid-range computer systems, (iii) internal development efforts by corporate information technology departments, (iv) smaller independent companies which have developed or are attempting to develop advanced logistics and execution software which complement or compete with the Company's software solutions and (v) other business application software vendors who may broaden their product offerings by internally developing, or by acquiring or partnering with independent developers of, advanced logistics and execution software. In connection with specific customer evaluations, certain ERP and other application software vendors have from time to time jointly marketed the Company's products as a complement to their own systems. To the extent such vendors develop or acquire systems with functionality comparable or superior to System ESS, their significant installed customer base, long-standing customer relationships and ability to offer a broader solution could provide a significant competitive advantage over the Company. In addition, many of the Company's competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers than the Company. In order to be successful in the future, the Company must continue to respond promptly and effectively to the challenges of technological change and competitors' innovations. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than the Company. The Company also expects to face additional competition as other established and emerging companies enter the market for order fulfillment software and new products and technologies are introduced. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share, resulting in price reductions, fewer customer orders and reduced gross margins, any one of which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on the Company's business, operating results and financial condition.

     Dependence on Principal Product.   The Company derived approximately 68%,
74% and 84% of its total revenues in fiscal 1994, 1995 and 1996, respectively, from the licensing of the Company's System ESS software and providing complementary services. License and service and maintenance revenues related to System ESS are expected to continue to represent a significant percentage of the Company's revenues in the future. The Company's success depends on continued market acceptance of System ESS software and services as well as the Company's ability to introduce new versions of System ESS or other products to meet the evolving needs of its customers. There can be no assurance that System ESS will continue to achieve market acceptance or that the Company will introduce enhanced versions of System ESS on a timely basis, or at all, to meet the evolving needs of its customers. Any reduction in demand for System ESS, increased competition in the market for demand chain management software, technological change or other factors could have a material adverse effect on the Company's business, operating results and financial condition.

     Dependence on Emerging Market for Demand Chain Management Software.   The
Company currently derives, and is expected to continue to derive, substantially all of its revenues from licenses and services related to System ESS, a client/server demand chain management software product. Although demand for System ESS has grown in recent periods, the market for enterprise-wide management software in general, and for demand chain management software in particular, is still emerging and there can be no assurance that it will continue to grow or that, even if the market does grow, businesses will continue to adopt System ESS. The Company has spent, and intends to continue to spend, considerable resources educating potential customers generally about demand chain management, about the need for order fulfillment software solutions and specifically about System ESS. However, there can be no assurance that such expenditures will enable System ESS to achieve any additional degree of market acceptance. If the demand chain management software market fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition could be materially and adversely affected.

     Rapid Technological Change and Requirement for Frequent Product Transitions. The market for the Company's products is characterized by rapid technological developments, evolving industry standards and rapid changes in customer requirements. The introduction of products embodying new technologies, the emergence of new industry standards or changes in customer requirements could render the Company's existing products obsolete and unmarketable. As a result, the Company's success depends upon its ability to continue to enhance existing products, respond to changing customer requirements and develop and introduce in a timely manner new or enhanced products that keep pace with technological developments and emerging industry standards. Customer requirements include, but are not limited to, operability across distributed and changing heterogeneous hardware platforms, operating systems, relational databases and networks. The System ESS client operates on Windows 3.1, Windows 95 and Windows NT platforms. System ESS provides support for six languages. System ESS can currently operate on server platforms for Hewlett-Packard Corporation, IBM, Digital Equipment Corporation and Sequent Corporation. The Company to enhance its System ESS products to operate on such platforms in order to meet these customers' requirements. The Company is currently developing a new version of System ESS that operates on a Windows NT server platform, supports Internet-based electronic commerce and supports five additional languages, which the Company currently plans to introduce during the quarter ending April 30, 1997. However, there can be no assurances that the Company will be successful in developing this enhanced version of System ESS or new products on a timely basis, or that such enhancements or new products, when introduced, will achieve market acceptance or will adequately address the changing needs of the marketplace. If the Company is unable to develop and introduce new products, or enhancements to existing products, in a timely manner in response to changing market conditions or customer requirements, the Company's business, operating results and financial condition could be materially and adversely affected.

     Risk of Software Defects.   Software products as complex as those offered
by the Company frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Despite product testing, the Company has in the past released products with defects, discovered software errors in certain of its new versions after introduction and experienced delays or lost revenue during the period required to correct these errors. The Company regularly introduces new releases and periodically introduces new versions of System ESS. There can be no assurance that, despite testing by the Company and by its customers, defects and errors will not be found in existing products or in new products, releases, versions or enhancements after commencement of commercial shipments. Any such defects and errors could result in adverse customer reactions, negative publicity regarding the Company and its products, harm to the Company's reputation, loss of or delay in market acceptance or require product changes, any of which could have a material adverse effect upon the Company's business, operating results and financial condition.

     Product Liability.   The Company's license agreements with customers
typically contain provisions designed to limit the Company's exposure to potential product liability claims. The limitation of liability provisions contained in such license agreement may not be effective. The Company's products are generally used to manage data critical to large organizations, and, as a result, the sale and support of products by the Company may entail the risk of product liability claims. A successful liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

     Dependence on Proprietary Technology; Risks of Infringement.   The
Company's success depends, in part, upon the protection of its proprietary technology. The Company relies on a combination of copyright, trademark and trade secret laws, confidentiality procedures, and license arrangements to establish and protect its proprietary rights. As part of its confidentiality procedures, the Company licenses its software pursuant to signed license agreements that impose restrictions on the licensee's ability to utilize the software and generally enters into non-disclosure agreements with its employees, distributors and corporate partners, and limits access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy the Company's. In addition, the laws of certain countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States or Sweden. Accordingly, products or otherwise obtain and use the Company's proprietary technology without authorization. There can be no assurance that the Company's protection of its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology or duplicate illegally the Company's products.

     The Company is not aware that any of its products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim such infringement by the Company with respect to current or future products. The Company expects that software product developers increasingly will be subject to such claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in the industry segment overlaps. Any such claims, with or without merit, could result in costly litigation that could absorb significant management time, which could have a material adverse effect on the Company's business, operating results and financial condition. Such claims might require the Company to enter into royalty or license agreements. Such royalty or license agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition.

     Exposure to Currency Fluctuations.   A significant portion of the Company's
business is conducted in currencies other than the U.S. dollar (the currency in which its financial statements are stated), primarily the Swedish krona and, to a lesser extent, the U.K. pound sterling. The Company incurs a significant portion of its expenses in Swedish krona, including all of its product development expenses and a substantial portion of its general and administrative expenses. As a result, appreciation of the value of the Swedish krona relative to the other currencies in which the Company generates revenues, particularly the U.S. dollar, could adversely affect operating results. The financial statements of the Company are translated from the functional currency of the operating subsidiaries into U.S. dollars, the Company's reporting currency, utilizing the current rate method. Accordingly, assets and liabilities are translated at exchange rates in effect at the end of the reporting period, and revenues and expenses are translated at the average exchange rate during the period. All translation gains or losses from the translation into the Company's reporting currency are included as a separate component of stockholders' equity. Fluctuations in the Swedish krona and other currencies relative to the U.S. dollar will effect period to period comparison of the Company's reported results of operations. Due to the constantly changing currency exposures and the volatility of currency exchange rates, there can be no assurance that the Company will not experience currency losses in the future, nor can the Company predict the effect of exchange rate fluctuations upon future operating results. The Company does not currently undertake hedging transactions and has limited lines of credit to cover its currency exposure. The Company may choose to hedge a portion of its currency exposure in the future as it deems appropriate.

     Uncertainty of Realizability of Deferred Tax Asset.   At July 31, 1996, the
Company had approximately $6.0 million of gross deferred tax assets comprised primarily of net operating loss carryforwards in Sweden. Such net operating loss carryforwards are available for an indefinite period of time. The Company believes that, based upon a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax asset such that a valuation allowance has been recorded. These factors include the Company's history of net losses, the Company's limited profitability in recent periods, the fact that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology, and the uncertainty regarding market acceptance of new versions of the Company's System ESS. Accordingly, the Company has recorded a valuation allowance with respect to a portion of such deferred tax asset. The Company will continue to assess the realizability of the deferred tax assets based upon actual and forecasted operating results. Estimated future earnings necessary to fully realize the net deferred tax asset are $9.5 million. Such earnings are currently forecasted to be realized within approximately three years. There can be no assurance that future earnings, if any, will meet currently forecasted levels, however it is management's opinion that the realization of such earnings in the future is more likely than not.

     Holding Company Structure.   All of the operations of the Company are and
will be conducted through direct and indirect subsidiaries. The Company's cash flow will depend upon the operating results and cash flow of its subsidiaries and the payment of funds by those subsidiaries to the Company in the form of loans, dividends or otherwise. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make funds available to the Company, whether in the form of loans, dividends or otherwise. Applicable law in certain countries may limit the ability of a subsidiary to pay dividends in the absence of sufficient distributable reserves or for other reasons. The Company's Swedish, United Kingdom and United States subsidiaries are not subject to any current exchange controls. However, future exchange controls in these counties, or the existence of such controls in other countries in which the Company establishes subsidiaries could limit or restrict the ability of the Company to obtain loans, dividends or otherwise access financial resources in such subsidiary. In addition, the Company's subsidiaries may from time to time in the future become parties to financing arrangements which may contain limitations on the ability of such subsidiaries to pay dividends or to make loans or advances to the Company. In the event of any insolvency, bankruptcy or similar proceedings, creditors of the subsidiaries would generally be entitled to priority over the stockholders of the Company with respect to assets of the affected subsidiary.

     Possible Volatility of Stock Price; The market price for the Common Stock will be affected by a number of factors, including the announcement of new products or product enhancements by the Company or its competitors, quarterly variations in the Company's results of operations or results of operations of its competitors or companies in related industries, changes in earnings or revenue estimates or recommendations by securities analysts, developments in the Company's industry, general market conditions and other factors, including factors unrelated to the operating performance of the Company or its competitors. In addition, stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations that have often been unrelated to the operating performance of such companies. Such factors and fluctuations, as well as general economic, political and market conditions, such as recessions, could materially and adversely affect the market price of the Company's Common Stock.

     Control by Management and Current Stockholders; Indemnification of Officers and Directors. As of the date of this Prospectus, the Company's executive officers and directors, and their affiliates, in the aggregate, own beneficially 70.4% of the Company's Common Stock outstanding with full voting rights and 83.3% of the Company's outstanding Common Stock. In particular, Warburg, Pincus Investors, L.P. ("Warburg") owns beneficially 39.9% of the Company's Common Stock outstanding with full voting rights and will own beneficially 66.1% of the Company's outstanding Common Stock. As a result, Warburg will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. The voting power of Warburg and the Company's officers and directors under certain circumstances could have the effect of delaying, deferring or preventing a change in control of the Company, and making certain transactions more difficult or impossible absent the support of such stockholders, including proxy contests, mergers involving the Company, tender offers, open-market purchase programs or other purchases of Common Stock that could give stockholders of the Company the opportunity to realize a premium over the then prevailing market price for shares of Common Stock. The Company has entered into agreements with its officers and directors indemnifying them against losses they may incur in legal proceedings arising from their service to the Company.

     Effect of Certain Charter Provisions; Antitakeover Effects of the Company's
Charter, Bylaws and Delaware Law.   The Company's Board of Directors has the
authority to issue up to 15,000,000 shares of Preferred Stock and to determine the price, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the antitakeover provisions of Section 203 of the Delaware General Corporation Law (the "GC"), which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying, deferring or preventing a change of control of the Company. Further, certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest involving the Company, which could adversely affect the market price of the Company's Common Stock.

     Shares Eligible for Future Sale; Registration Rights.   Sales of a
substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. The holders of shares of the Common Stock are subject to restrictions upon resale in the public market under the Securities Act of 1933, as amended (the "Securities Act"), and restrictions in lock-up agreements under which each person who has acquired stock pursuant to the Restricted Stock Program, Warburg and Martin Leimdorfer has agreed not to sell or otherwise dispose of any of their shares until March 25, 1997 without the prior written consent of Alex. Brown & Sons Incorporated. Upon the effectiveness of this Registration Statement on Form S-8, 1,855,025 shares of Common Stock subject to outstanding options and 1,144,975 shares reserved for future issuance under the Company's Stock Option Plan (to the extent issued) will be eligible for sale, subject to vesting and exercisability restrictions and 1,206,995 shares of Common Stock issued pursuant to the Company's Restricted Stock Program will be eligible for sale, upon expiration of the lock-up agreements, and subject to the terms of the Restricted Stock Program and the volume limitations of Rule 144 under the Securities Act. The lock-up agreements may be waived by Alex. Brown and Sons Incorporated in its sole discretion at any time without notice. Furthermore, all 21,377,268 shares of Common Stock held in the aggregate by Warburg and Martin Leimdorfer will be entitled to certain registration rights. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, the sale of such shares could have a material adverse effect on the market price for the Company's Common Stock and could materially adversely affect the Company's ability to raise additional capital when or if required.

     Enforceability of U.S. Judgments against Non-U.S. Officers and Directors.
A substantial portion of the Company's assets are located outside the United States. In addition, members of the Board of Directors of the Company and certain experts named herein are residents of countries other than the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against such persons judgments of courts of the United States predicated upon civil liabilities under the United States federal securities laws. There can be no assurance that United States investors will be able to enforce against the members of the Board of Directors or certain experts named herein who are residents of Sweden or countries other than the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. In addition, there is doubt as to whether a Swedish court would impose civil liability on the members of the Board of Directors of the Company in an original action predicated solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in Sweden against the Company or such members.


                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares of Common Stock by the Selling Stockholders.


                            THE SELLING STOCKHOLDERS

     This Prospectus relates to possible sales by stockholders of the Company of Shares issued pursuant to the Company's Restricted Stock Program and pursuant to the exercise of options granted under the Company's Stock Option Plan.

     The following table shows the names of the Selling Stockholders, the number of outstanding Shares of Common Stock of the Company beneficially owned by each of them as of January 14, 1997, and the number of Shares available for resale hereunder, subject to terms of the Company's Restricted Stock Program and Stock Option Plan. Because the Selling Stockholders may sell all or part of their Shares pursuant to this Prospectus, no estimate can be given as to the amount of Shares that will be held by each Selling Stockholder upon termination of this offering.


                           SELLING STOCKHOLDER TABLE

                                       Number of                  Number of
                                         Shares                Shares Available
                                      Beneficially                 For Sale
Name                                     Owned       Percent      Hereunder
----                                  ------------   -------   ----------------
Durlow, Stig /(1)/.................     600,000        3.8%        600,000
Peterson, Lars-Goran /(1)/.........     192,000        1.2%        192,000
Lillienberg, Mats /(1)/............     180,000        1.2%        180,000
Carlberg, Ulf Casten /(1)/.........      75,000         *           75,000
Joelsson, Carl /(1)/...............      60,000         *           60,000
Squire, Geoffrey /(2)/.............      50,000        n/a          50,000
Ekholtz, Per-Olof /(1)/............      49,995         *           49,995
Wallgren, Jan /(1)/................      49,995         *           49,995

---------

(1) Each of these stockholders have acquired their shares of Common Stock through the Company's Restricted Stock Program and have agreed not to sell any of their shares of Common Stock before March 25, 1997 without the consent of Alex. Brown & Sons Incorporated.

(2) Mr. Squire, a director of the Company, was granted options for shares of Common Stock on September 3, 1996. As of the date of this Prospectus, none of the options have been exercised. The options vest and become exercisable at the rate of 10,000 shares of Common Stock on July 5, 1997 and 10,000 shares of Common Stock on July 5th of every year thereafter for four years.

* Less than 1%.


                              PLAN OF DISTRIBUTION

     The Shares offered hereby are being sold by the Selling Stockholders for their own account. The Company will not receive any of the proceeds from this offering.

     It is anticipated that the Selling Stockholders may from time to time make sales of all or part of the Shares of Common Stock covered by this Prospectus in the over-the-counter market, by block trading, in negotiated transactions or otherwise at prices then prevailing or in private transactions at negotiated prices. In addition to sales under this Prospectus, the Selling Stockholders may also effect sales of Shares of Common Stock covered by this Prospectus pursuant to Rule 144 promulgated under the Act. All the foregoing transactions will be made without payment of any underwriting commissions or discounts, other than the customary brokers' fees normally paid in connection with such transactions. The Selling Stockholders will have the right to withdraw the offered Shares prior to sale. There is no present plan of distribution.


                                 LEGAL MATTERS

     The validity of the issuance of the Shares offered hereby will be passed upon by Brobeck Hale and Dorr International, London, England.

                                    EXPERTS

     The financial statements of the Company as of April 30, 1996 included in the Company's Registration Statement (No. 333-5495) on Form S-1 are incorporated herein by reference, and audited financial statements to be included in subsequently filed documents will be incorporated herein, in reliance on the report of Ohrlings Coopers & Lybrand AB, independent accountants, given on the authority of said firm as experts in auditing and accounting.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed with the Commission are incorporated by reference in this Prospectus:

     (a) Prospectus dated September 25, 1996 as filed with the Commission pursuant to Rule 424(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"), on September 27, 1996, in connection with the Company's initial public offering of Common Stock; and

     (b) The description of securities to be registered contained in the Company's Registration Statement on Form 8-A, filed on September 13, 1996 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

     (c) All documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

(a) Section 145 of the GCL gives Delaware corporations the power to indemnify each of their present and former officers or directors under certain circumstances, if such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interest of the corporation.

(b) The Amended and Restated Certificate of Incorporation of the Registrant contains provisions that eliminate the personal liability of each director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for breaches of such director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the GCL or (iv) for any transaction from which such director derived an improper personal benefit.

(c) The Amended and Restated Certificate of Incorporation of Registrant contains provisions to the general effect that each director and officer shall be indemnified by the Registrant against liabilities and expenses in connection with any threatened, pending or contemplated legal proceedings to which he may be made a party or with which he may become involved by reason of being or having been an officer or director of the Registrant or of any other organization at the request of the Registrant. Indemnification is available only if it is determined to be proper by the majority of disinterested directors constituting a quorum, by the stockholders, or by independent legal counsel in a written opion. In order to be entitled to indemnification, the indemnified person must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the Registrant, indemnification is precluded if such person has been adjudged to be liable, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which the action was brought shall determine that indemnification is proper. The Registrant also has the power to obtain insurance indemnifying officers and directors of the Registrant against any liability which it may deem proper, whether or not the Registrant would otherwise have the power to indemnify such officer or director pursuant to its Amended and Restated Certificate of Incorporation.

     The Registrant maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties and also insurance covering the Registrant against indemnification payments to its directors and officers for certain liabilities.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling prcedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

================================================================================

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders, This Prospectus does not constitute an offer to sell, or solicitation of an offer to sell, any securities other than the registered securities to which it relates, or an offer to or solicitation of any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                              -------------------

                               TABLE OF CONTENTS

                                                             Page
                                                             ----
Available Information.......................................    2
The Company.................................................    3
Risk Factors................................................    3
Use of Proceeds.............................................   11
The Selling Stockholders....................................   11
Plan of Distribution........................................   12
Legal Matters...............................................   12
Experts.....................................................   13
Incorporation of Certain Information by Reference...........   13
Indemnification of Directors and Officers...................   13

                              -------------------

================================================================================


                               4,206,990 Shares


                              INDUSTRI-MATEMATIK
                              INTERNATIONAL CORP.



                                 Common Stock


                                  ----------
                                  PROSPECTUS
                                  ----------


                               January 14, 1997

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

     The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2.  Registrant Information and Employee Plan Annual Information

     The documents containing the information specified in this Item 2 will be sent or given to employees as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents filed with the Commission are incorporated by reference in this Registration Statement:

     (a) Registrant's Prospectus dated September 25, 1996 as filed with the Commission pursuant to Rule 424(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"), on September 27, 1996.

     (b) Item 1, "Description of Registrant's Securities to be Registered," contained in the Registrant's Registration Statement on Form 8-A, filed on September 13, 1996 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (c) All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

     Not applicable.

Item 5.  Interest of Named Experts and Counsel

     Not applicable.

Item 6.  Indemnification of Directors and Officers

     (a) Section 145 of the GCL gives Delaware corporations the power to indemnify each of their present and former officers or directors under certain circumstances, if such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interest of the corporation.

     (b) The Amended and Restated Certificate of Incorporation of the Registrant contains provisions that eliminate the personal liability of each director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for breaches of such director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which such director derived an improper personal benefit.

     (c) The Amended and Restated Certificate of Incorporation of Registrant contains provisions to the general effect that each director and officer shall be indemnified by the Registrant against liabilities and expenses in connection with any threatened, pending or contemplated legal proceedings to which he may be made a party or with which he may become involved by reason of being or having been an officer or director of the Registrant or of any other organization at the request of the Registrant. Indemnification is available only if it is determined to be proper by the majority of disinterested directors constituting a quorum, by the stockholders, or by independent legal counsel in a written opion. In order to be entitled to indemnification, the indemnified person must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the Registrant, indemnification is precluded if such person has been adjudged to be liable, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which the action was brought shall determine that indemnification is proper. The Registrant also has the power to obtain insurance indemnifying officers and directors of the Registrant against any liability which it may deem proper, whether or not the Registrant would otherwise have the power to indemnify such officer or director pursuant to its Amended and Restated Certificate of Incorporation.

     The Registrant maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties and also insurance covering the Registrant against indemnification payments to its directors and officers for certain liabilities.

Item 7.  Exemption From Registration Claimed

     The sales and issuances of the securities to be reoffered or resold pursuant to this Registration Statement were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 8.  Exhibits

         Exhibit No.         Description of Exhibit
         -----------------   ---------------------------------------------------
         Exhibit 4.1         Form of Amended and Restated Certificate of
                             Incorporation of the Registrant (filed as Exhibit
                             3.2 to the Registrant's Registration Statement on
                             Form S-1, File No. 333-5495, and incorporated herein by reference).
         Exhibit 4.2         Form of Restated By-Laws of the Registrant (filed
                             as Exhibit 3.4 to the Registrant's Registration
                             Statement on Form S-1, File No. 333-5495, and incorporated herein by reference).
         Exhibit 4.3         Specimen certificate representing the Common Stock
                             of the Registrant (filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-1,
                             File No. 333-5495, and incorporated herein by reference).
         Exhibit 4.4         Stock Option Plan of the Registrant (filed as
                             Exhibit 10.3 to the Registrant's Registration
                             Statement on Form S-1, File No. 333-5495, and incorporated herein by reference).
         Exhibit 4.5         Form of Agreements of Restricted Stock Program of
                             the Registrant (filed as Exhibit 10.4 to the Registrant's Registration Statement on Form S-1,
                             File No. 333-5495 and incorporated herein by reference).
         Exhibit 5.1         Opinion of Brobeck Hale and Dorr International.
         Exhibit 23.1        Consent of Brobeck Hale and Dorr International
                             (contained in Exhibit 5.1).
         Exhibit 23.2        Consent of Ohrlings Coopers & Lybrand AB.
         Exhibit 24.1        Power of Attorney (included as part of the
                             signature page to this Registration Statement).

Item 9.  Undertakings

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forht in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii)
                   --------  -------
                   do not apply if the informaiton required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commision by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act o f1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling prcedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  [Remainder of Page Intentionally Left Blank]

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Industri-Matematik International Corp., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 14th day of January 1997.

                                         INDUSTRI-MATEMATIK INTERNATIONAL CORP.



                                         By: /s/ STIG G. DURLOW
                                             ----------------------------------
                                             Stig G. Durlow
                                             Chairman, President and
                                             Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Industru-Matematik Internerational Corp., hereby severally constitue and appoint Stig G. Durlow and Lars-Goran Peterson, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and otehr documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Industri-Matematik International Corp. to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                               Title                        Date
---------                               -----                        ----

/s/ STIG G. DURLOW           Chairman of the Board of           January 14, 1997
--------------------------   Directors, President and Chief
    Stig. G. Durlow          Executive Officer (Principal
                             Executive Officer)


/s/ LARS-GORAN PETERSON      Vice President, Chief Financial    January 14, 1997
--------------------------   Officer and Secretary (Principal
    Lars-Goran Peterson      Financial and Accounting Officer)


/s/ MARTIN LEIMDORFER        Director                           January 14, 1997
-------------------------
    Martin Leimdorfer


/s/ GEOFFREY W. SQUIRE       Director                           January 14, 1997
----------------------
    Geoffrey W. Squire


/s/ WILLIAM H. JANEWAY       Director                           January 14, 1997
----------------------
    William H. Janeway


/s/ JEFFREY A. HARRIS        Director                           January 14, 1997
----------------------
    Jeffrey A. Harris

                                 Exhibit Index
                                 -------------

                                                       Sequential
Exhibit                                                 Numbered
Number                 Description                        Page
-------                -----------                        ----
 4.1     Form of Amended and Restated
         Certificate of Incorporation of the
         Registrant (filed as Exhibit 3.2 to the
         Registrant's Registration Statement on
         Form S-1, File No. 333-5495, and
         incorporated herein by reference).
 4.2     Form of Restated By-Laws of the
         Registrant (filed as Exhibit 3.4 to the
         Registrant's Registration Statement on
         Form S-1, File No. 333-5495, and
         incorporated herein by reference)
 4.3     Specimen certificate representing the
         Common Stock of the Registrant (filed
         as Exhibit 4.1 to the Registrant's
         Registration Statement on Form S-1,
         File No. 333-5495, and incorporated
         herein by reference).
 4.4     Stock Option Plan of the Registrant
         (filed as Exhibit 10.3 to the
         Registrant's Registration Statement on
         Form S-1, File No. 333-5495, and
         incorporated herein by reference).
 4.5     Form of Agreements of Restricted Stock
         Program of the Registrant (filed as
         Exhibit 10.4 to the Registrant's
         Registration Statement on Form S-1,
         File No. 333-5495 and incorporated
         herein by reference).
 5.1     Opinion of Brobeck Hale and Dorr
         International
 23.1    Consent of Brobeck Hale and Dorr
         International (contained in Exhibit
         5.1).
 23.2    Consent of Ohrlings Coopers & Lybrand AB
 24.1    Power of Attorney (included as part of
         the signature page to this Registration
         Statement).